EXHIBIT 10.1(m)(2)

Amendment No. 1

To the Amended and Restated
Sensient Technologies Corporation
Rabbi Trust "B" Agreement
(Effective as of November 30, 2009)

WHEREAS, Sensient Technologies Corporation (the "Company") and Wells Fargo Bank, N.A. (the "Trustee") entered into the Amended and Restated Sensient Technologies Corporation Rabbi Trust "B" Agreement, effective as of November 30, 2009 (the "Trust Agreement");

WHEREAS, pursuant to Section 11(b), the Trust Agreement may be amended by written agreement of the Company and the Trustee; provided that consent of Executives who represent at least sixty-five percent of the aggregate value of benefits payable under the Plans is obtained if the amendment would adversely affect the rights of Executives under the Trust Agreement;

WHEREAS, the Company desires to amend the Trust Agreement to allow excess assets to be returned to the Company if the value of the Trust assets exceeds 110% of the present value of the benefits owed under the Plans; and

WHEREAS, to the extent required, the Company has obtained the consent of Executives to implement this Amendment.

NOW THEREFORE, the Company and Trustee agree as follows:

1.	Effective August 1, 2017, Section 1(b) of the Trust Agreement is hereby amended in its entirety to read as follows:

(b)
Except as provided for in Section 1(e)(2), Section 2, Section 3, Section 4(b)(2) and Section 8 hereof, the Trust is irrevocable. The Company shall have no right or power, except as otherwise specified in the prior sentence, to direct the Trustee to return to the Company, or to divert to others, any of the Trust assets before all obligations to Executives pursuant to the terms of the Plans, and expenses pursuant to the terms of Section 8 of this Trust Agreement, have been satisfied. Notwithstanding the foregoing, prior to the occurrence of a Change of Control, in the event the Company determines that the sum of the cash surrender value of life insurance policies held in the Trust and the fair market value of all other assets in the Trust exceeds 110% of the assets needed by the Trust to pay all benefits owed to Executives under the Plans ("Excess Assets"), the Company may from time to time direct the Trustee in writing to transfer to the Company all or any portion of the Excess Assets. In making such transfer, the Trustee may rely on the Company's determination of the amount of any Excess Assets.

2.
Except as expressly modified or varied by this Amendment, all of the terms, covenants and conditions of the Trust Agreement shall remain in full force and effect. If there is a conflict between the provisions of the Trust Agreement and the provisions of this Amendment, then the provisions of this Amendment shall control.

IN WITNESS WHEREOF, the Company and Trustee have caused this Amendment to the Trust Agreement to be duly executed as of the effective date indicated above.

SENSIENT TECHNOLOGIES CORPORATION

By:
[Name]

Title:

Date:

WELLS FARGO BANK, N.A.

By:
[Name]

Title:

Date:

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